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                          November 29, 2023

       Michael Bannon
       Chief Executive Officer
       Bantec, Inc.
       37 Main Street
       Sparta NJ 07871

                                                        Re: Bantec, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed November 22,
2023
                                                            File No. 333-275715

       Dear Michael Bannon:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jenny
O'Shanick at 202-551-8005 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              Matheau Stout